FORGE FINANCIAL GROUP, INC.

May 4, 2010

AnythingIT, Inc.
17-09 Zink Place, Unit 1
Fair Lawn, NJ 07410

Attn: David Bernstein, CEO

Re: Financial Advisory Agreement

Gentlemen:

This is to acknowledge and confirm our agreement concerning the engagement by AnythingIT, Inc. (the "Company") of Forge Financial Group, Inc. (Forge") as an Independent financial advisor for the thirty (30) day period from May 4,2010 through June 2, 2010 (this "Agreement"), as follows:

1. **Advisory Services.** Forge, in its capacity as an independent contractor, shall review the business and financial condition and prospects of the Company and advise the Company as to alternative business and financing options in connection with the growth and development of the Company.

2. **Performance by Consultant.** Forge hereby promises to perform and discharge faithfully the responsibilities hereby be assigned to Forge.

3. **Advisory Compensation.** In consideration for the services to be provided to the Company by Forge hereunder, the Company shall pay to Forge the amount of $10,000 payable by the issuance and delivery to Forge or its designees of 100,000 shares of the Common Stock of the Company.

4. **Expenses.** The Company agrees to pay to or promptly reimburse Forge for its expenses related to its services hereunder.

5. **Confidentiality**. Forge will not disclose to any other person, firm or Corporation, nor use for its own benefit or after the term of this agreement, any trade secrets or other confidential information designated by the Company which is acquired by Forge in the course of performing services hereunder. (A trade secret is information not generally known to the trade, what gives the Company an advantage over its competitors. Trade secrets can include, by the way of example, products or services under development, production methods and processes, sources of supply customer list, and marketing plans). Any financial advice rendered by Forge pursuant to this agreement may not be disclosed publicly in any manner without the prior written approval of Forge. At the conclusion of this engagement and upon request by the Company, Forge shall return all material deemed confidential, supplied by the Company and confirm that any and all copies of such material have been destroyed.

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6. Indemnification. The Company hereby agrees to indemnify, defend and hold harmless Forge and its affiliates, the respective directors officers agents and employees of Forge and its affiliates and each other person, if any, controlling Forge or any of its affiliates from and against any losses, claims, damages or liabilities (or actions, including shareholder actions, in respect thereof) arising out of the engagement of Forge by the Company pursuant to the terms hereof or in connection therewith, and will reimburse Forge and any other party entitled to be indemnified hereunder for all expenses (including attorney's fees) in connection to pending or threatened litigation in which Forge or any of its affiliates is a party. The Company will not however, be responsible for any claims, liabilities, losses damages or expenses, which have resulted from Forge's misconduct or gross negligence.
The Company also agrees that neither Forge, nor any of its affiliates, nor any person controlling Forge, or any of its affiliates, shall have any liability to the Company for or in connection with the engagement pursuant to the terms hereof, except for any such liability for losses, claims, damages, or expenses incurred by the Company that result from Forge's misconduct or gross negligence. The foregoing agreement shall be in addition to any rights that Forge or any indemnified party may have related to common law or otherwise, including, but not limited to, any right to contribution. The Company hereby consents to personal jurisdiction, services of process and venue in any court in which any claim subject to this indemnification provision is brought against Forge or any other indemnified party, only with respect to any other claim that may be made against the Company. The obligation to indemnify Forge pursuant to the terms of this paragraph shall survive and remain in full force and effect following the completion of any transaction contemplated herein or the expiration or termination of this agreement.

Forge hereby agrees to indemnify, defend and hold harmless the Company and its affiliates, the directors, officers, agents and employees of the Company and its affiliates and each other person, if any, controlling the Company or its affiliates, from and against any losses, claims, damages or liabilities (or actions, including shareholder action in respect thereof) incurred as a result of claims asserted by third parties arising out of misconduct or gross negligence of Forge in connection the engagement of Forge hereunder for all expenses (including attorneys fees) as they are incurred by the Company or any other indemnified party in connection with preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which the Company, or any of its affiliates is a party. Forge agrees that neither the Company, nor any of its affiliates, nor any person for or in connection with Forge's engagement pursuant to the terms hereof, shall have any liability to Forge for or in connection with the engagement pursuant to the terms hereof, except for any liability for losses, claims, damages, liabilities or expenses that result from the Company's misconduct or gross negligence. The foregoing agreement shall be in addition to any rights that any indemnified party may have related to common law or otherwise including, but not limited to any right of contribution. Forge hereby consents to personal jurisdiction, service of process and venue in any court in which any claim subject to this indemnification provisions brought against the company, or any other claim that may be bought against Forge.

Forge's obligation to indemnify the Company and others pursuant to the terms of this paragraph to the terms of this paragraph shall survive and remain in full force and effect following the completion of any transaction contemplated herein or the expiration or termination of this agreement. Jurisdiction and Venue of any legal proceeding shall be governed by Paragraph 7.

7. **Governing Law.** The internal laws of the State of Delaware shall govern this agreement. Any dispute arising out of this agreement shall be adjusted in the courts of the State of Delaware or in the federal courts sitting in the Southern District of the State of Delaware.

8. **Due Authority**. The Company and Forge each represents to the other that it has due authority to enter into this agreement and that the officer executing this agreement has full authority to do so.

9. **Enforcement**. If any legal action or other proceeding is brought in connection with the interpretation or enforcement of any of the provisions of this agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and other costs incurred in an action or proceeding in addition to any other relief to which the party may be entitled.

Please confirm that the foregoing correctly sets forth our understanding by signing a copy of this letter where provided and returning it to us at your earliest convenience.

Very truly yours,
Forge Financial Group, Inc.

By: ______________________
Joseph Conti, CEO

Accepted and Agreed,
AnythingIT, Inc..

By: ______________________
David Bernstein, CEO